Exhibit 5.1 & 23.2

Marcus A. Sanders Esq.
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                                                    22 Battery Street, Suite 701
                                                         San Francisco, CA 94111
                                                            Phone (415) 986-7114
                                                              Fax (415) 986-7028

December 13, 2001

Mr. David Giles
Wasatch Pharmaceutical, Inc.
310 East 4500 South, Ste.  450
Murray, Utah  84107

         Re: Wasatch Pharmaceutical, Inc. - Common Shares for Consultant Larry Landsem

Dear Mr. Giles:

         I have acted as counsel to Wasatch Pharmaceutical, Inc. ("Wasatch") in connection with the registration with the Securities and Exchange Commission on Form S-8 of 10,000,000 shares of your common stock that may be issued in connection with the Consulting Agreement with Larry Landsem (the "Consulting Contract"). In connection with that registration, I have reviewed your Board of Directors' proceedings relating to the proposed issuance of the common stock, Wasatch's Articles of Incorporation and all amendments thereto, Wasatch's Bylaws and all amendments thereto, and such other documents and matters as I have deemed necessary to the rendering of the following opinion.

         Based upon that review, it is my opinion that the common shares when issued in conformance with the terms and conditions of the Consulting Contract, will be legally issued, fully paid, and non-assessable under the Utah Revised Business Corporation Act.

         I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or bluesky laws of the various states as to the issuance and sale of these common shares.

         I consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to me under the heading "Interests of Named Experts and Counsel" in the registration statement.

Very truly yours,


By: /s/ Marcus A. Sanders
    ---------------------------
    Marcus A. Sanders